Exhibit 15

October 14, 2008

To the Board of Directors and Shareowners of

Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-142424 and 333-149308) of Delta Air Lines, Inc. for the registration of shares of its common stock of our reports dated April 24, 2008, July 14, 2008 and October 14, 2008 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008.

/s/ Ernst & Young LLP